Exhibit (d)(34)

PACIFIC SELECT FUND
FEE SCHEDULE
CAPITAL GUARDIAN TRUST COMPANY

     The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of each Portfolio at an annual rate equal to:

Portfolio: Diversified Research

First $150 million	0.500%
Next $150 million	0.450%
Next $200 million	0.350%
Next $500 million	0.300%
Next $1 billion	0.275%
Over $2 billion	0.250%

Portfolio: Equity

     0.34% on all assets

All Portfolios: Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of ___, 2005.

PACIFIC LIFE INSURANCE COMPANY

By:		Attest:

Name:	Thomas C. Sutton	Name:	Laurene E. MacElwee
Title:	Chairman of the Board and	Title:	Assistant Vice President
Chief Executive Officer

By:		Attest:

Name:	Audrey L. Milfs	Name:	Laurene E. MacElwee
Title:	Vice President and Secretary	Title:	Assistant Vice President

CAPITAL GUARDIAN TRUST COMPANY

By:	Attest:

Name:	Name:
Title:	Title:

PACIFIC SELECT FUND

By:		Attest:

Name:	Thomas C. Sutton	Name:	Audrey L. Milfs
Title:	Chairman of the Board and	Title:	Secretary
Chief Executive Officer